Exhibit 99.1
For Immediate Release
GEORGIA-CAROLINA BANCSHARES ANNOUNCES NET PROFIT IN THIRD QUARTER 2010
October 27, 2010
Augusta, Georgia
Georgia-Carolina Bancshares, Inc. (GECR.OB), parent company of First Bank of Georgia reported today a net profit of $1,103,000, or $.31 per diluted common share, for the three months ended September 30, 2010, compared to a net profit of $1,494,000, or $.43 per diluted common share, for the three months ended September 30, 2009. The Company reported a net profit of $35,000 for the nine months ended September 30, 2010, or $.01 per diluted common share, compared to a net profit of $2,788,000, or $.80 per diluted common share, for the nine months ended September 30, 2009. Book value totaled $12.48 per common share at September 30, 2010, compared to book value of $12.19 per common share at September 30, 2009.
Net interest income for the nine months ended September 30, 2010 totaled $12,911,000, a 21.9% increase over the $10,589,000 earned during the first nine months of 2009. Non-interest income decreased 7.5% for the nine months ended September 30, 2010 to $9,790,000 compared to $10,582,000 for the nine months ended September 30, 2009. This decline in non-interest income is due to a non-recurring gain on sale of foreclosed real estate in 2009. Non-interest expense increased 2.2% to $15,788,000 for the nine months ended September 30, 2010 compared to $15,452,000 for the nine months ended September 30, 2009. Total assets declined $13.4 million to $470.6 million since the 2009 year-end. Total net loans, excluding loans held for sale, declined 6.3% during the nine months ended September 30, 2010 to $310.8 million, and deposits decreased 2.9% over the same time period to $393.3 million.
Remer Y. Brinson III, President & CEO of the Company, stated “We are very pleased with our net income of $1.1 million in the third quarter of 2010. These earnings have restored us to a profitable level year to date. During the first nine months of 2010, we have significantly increased our allowance for loan losses, charged down non-performing loans and reduced foreclosed real estate.”
“For the first nine months of 2010, our provision for loan losses totaled $7,433,000, compared to $1,910,000 for the first nine months of 2009. Asset quality is always a primary focus, but especially in the current economic environment. Overall, we have significantly reduced non-performing assets in 2010 by $1.7 million, or 15.8%.”
“Our core earnings, however, remain strong as does our capital position.” Brinson continued. “All of our capital ratios are well above regulatory guidelines for “well-capitalized” banks.”
Georgia-Carolina Bancshares’ common stock is quoted on the OTC Bulletin Board under the symbol “GECR”. First Bank of Georgia conducts banking operations through offices in Richmond County (Augusta), Columbia County, and McDuffie County (Thomson), Georgia and operates mortgage origination offices in Augusta and Savannah, Georgia and Jacksonville, Florida.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.
Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Balance Sheets
(dollars in thousands)

	September 30,	December 31,
	2010	2009
ASSETS

Cash and due from banks	$5,030	$10,970
Interest-bearing deposits with banks	9,374	2,085
Federal funds sold	—	3,175
Securities available-for-sale	61,932	44,461
Loans, net of allowance for loan losses of $7,255 and $5,072, respectively	310,752	331,777
Loans, held for sale	51,961	58,135
Bank premises and fixed assets	9,372	9,654
Accrued interest receivable	1,591	1,851
Foreclosed real estate, net of allowance	3,093	4,466
Deferred tax asset, net	1,508	1,018
Federal Home Loan Bank stock	2,626	2,828
Bank-owned life insurance	9,123	8,812
Other assets	4,209	4,781

Total assets	$470,571	$484,013

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits
Non-interest bearing	$40,965	$41,787
Interest-bearing:
NOW accounts	38,636	36,395
Savings	52,789	51,424
Money market accounts	27,192	19,232
Time deposits of $100,000, and over	160,273	179,123
Other time deposits	73,440	77,279

Total deposits	393,295	405,240

Federal funds purchased	—	—
Federal Home Loan Bank borrowings	—	3,600
Repurchase agreements	5,082	3,697
Current portion of long-term debt	—	—
Long-term debt	25,000	25,000
Other liabilities, borrowings, and retail deposit agreements	3,170	3,203

Total liabilities	426,547	440,740

Shareholders’ equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 9,000,000 shares authorized; 3,527,684 and 3,499,477 shares issued and outstanding	4	4
Additional paid-in-capital	15,774	15,567
Retained Earnings	27,390	27,355
Accumulated other comprehensive income	856	347

Total shareholders’ equity	44,024	43,273

Total liabilities and shareholders’ equity	$470,571	$484,013

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Interest income
Interest and fees on loans	$5,617	$5,727	$16,890	$16,383
Interest on taxable securities	401	452	1,232	1,519
Interest on nontaxable securities	89	103	279	311
Interest on Federal funds sold and other interest	11	3	25	6

Total interest income	6,118	6,285	18,426	18,219

Interest expense
Interest on time deposits of $100,000 or more	893	1,342	2,755	4,337
Interest on other deposits	679	828	2,082	2,548
Interest on funds purchased and other borrowings	229	229	678	745

Total interest expense	1,801	2,399	5,515	7,630

Net interest income	4,317	3,886	12,911	10,589

Provision for loan losses	1,641	670	7,433	1,910

Net interest income after provision for loan losses	2,676	3,216	5,478	8,679

Noninterest income
Service charges on deposits	362	392	1,068	1,090
Gain on sale of mortgage loans	3,067	2,506	7,922	7,150
Other income/loss	278	1,325	800	2,342

Total noninterest income	3,707	4,223	9,790	10,582

Noninterest expense
Salaries and employee benefits	3,176	3,287	9,553	9,427
Occupancy expenses	427	417	1,245	1,236
Other expenses	1,424	1,661	4,990	4,789

Total noninterest expense	5,027	5,365	15,788	15,452

Income (loss) before income taxes	1,356	2,074	(520)	3,809

Income tax expense (credit)	253	580	(555)	1,021

Net income	$1,103	$1,494	$35	$2,788

Net income per share of common stock
Basic	$0.31	$0.43	$0.01	$0.80

Diluted	$0.31	$0.43	$0.01	$0.80

Dividends per share of common stock	$—	$—	$—	$—